Exhibit 10.4

ROBERT H. RHYNE, JR.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of January 1, 2006, between Preheat, Inc. (“Preheat”), a Louisiana limited liability company that is a wholly-owned subsidiary of OMNI Energy Services Corp. (“OMNI”) and Robert H. Rhyne, Jr., a resident of St. Martin Parish, Louisiana (“Employee”). In order to protect the goodwill of Preheat and in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

1. Employment. Preheat hereby agrees to employ Employee and Employee hereby agrees to work for Preheat as a Manager or such other salaried, executive position as Preheat and Employee shall mutually agree. So long as Employee is employed by Preheat, Employee shall devote Employee’s skill, energy and substantially all of his business-related efforts to the faithful discharge of Employee’s duties as a salaried, exempt employee of Preheat. In providing services hereunder, Employee shall comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of Preheat and OMNI.

2. Term of Employment. Employee’s employment by Preheat pursuant to this Agreement shall continue in effect until December 31, 2007 (the “Initial Period”), which may be automatically extended at the option of Preheat for one (1) additional twelve-month period (the “Additional Period”) commencing on January 1, 2008.

3. Representations and Warranties. Employee represents and warrants that Employee is under no contractual or other restrictions or obligations that will limit Employee’s activities on behalf of Preheat.

4. Compensation. Subject to the provisions of Section 6, Employee will be entitled to the compensation and benefits set forth in this Section 4.

(a) During the Initial Period and, if applicable, the Additional Period, Preheat shall pay Employee an Annual Base Salary, payable semi-monthly, in equal semi-monthly installments at a rate equal to $120,000.00 per year.

(b) All payments of salary and other compensation to Employee shall be made after deduction of any taxes required to be withheld with respect thereto under applicable federal and state law.

5. Fringe Benefits; Expenses.

(a) During the Employee’s term of employment, Employee shall be entitled to participate in all employee benefit plans sponsored by OMNI and made available for salaried, exempt employees, including sick leave and disability leave, health insurance and 401(k) plans.

(b) Preheat will reimburse Employee for all reasonable business expenses incurred by Employee in the scope of Employee’s employment; provided, however, that

Employee must file expense reports with respect to such expenses and otherwise comply with Preheat’s and OMNI’s policies as are in effect and are made known to Employee.

(c) During the Employee’s term of employment, Employee shall be entitled to paid vacation during each calendar year (prorated for any partial year) and to paid holidays and other paid leave set forth in and in accordance with Preheat’s and OMNI’s policies in effect for salaried, exempt employees. Any vacation not used during a calendar year may not be used during any subsequent period. Employee shall be compensated for any unused vacation upon termination of this Agreement for any reason.

6. Termination or Non-Renewal of Employment.

(a) Termination by Preheat Without Cause. Preheat may terminate Employee’s employment hereunder at any time during the term of this Agreement Without Cause by delivery of thirty (30) days prior written notice by Preheat to Employee. After such termination of employment, Preheat shall pay: (i) the Annual Base Salary then in effect in semi-monthly payments and in accordance with Preheat’s normal payroll practices for the remainder of the Initial Period if Employee is terminated during the Initial Period, and (ii) vacation pay earned during the current year but not taken to the date of such termination. Upon termination of Employee’s employment hereunder, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with Preheat, OMNI or any Affiliate.

(b) Termination by Employee. Employee may terminate Employee’s employment hereunder at any time during the term of this Agreement by delivery of thirty (30) days prior written notice by Employee to Preheat. Promptly after such termination of employment, Preheat shall pay to Employee an amount equal to the sum of: (i) Employee’s earned but unpaid Annual Base Salary through the date of termination of employment at the rate in effect at the time of such termination, and (ii) vacation pay earned during the current year but not taken to the date of such termination. Upon termination of Employee’s employment hereunder, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with Preheat, OMNI or any Affiliate.

(c) Termination for Cause. If Preheat terminates Employee’s employment for Cause (as defined in Exhibit A attached hereto) (by delivering written notice of termination setting forth the event or events constituting Cause and the effective date of such termination) the payments due to Employee shall be limited to the amounts described in Section 6(b)(i) and (ii). Upon termination of Employee’s employment hereunder, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with Preheat, OMNI or any Affiliate.

(d) Non-Renewal of Employment. Preheat may elect not to continue Employee’s employment hereunder beyond the end of the Initial Period by delivery of thirty (30) calendar days prior written notice to the Employee. At the expiration of the employment term, pursuant to this subparagraph, Preheat shall pay to Employee an amount equal to the sum of: (i) Employee’s earned but unpaid Annual Base Salary through the date of termination of employment at the rate then in effect, and (ii) vacation pay earned during the current year but not taken to the date of such termination. Upon termination of Employee’s employment hereunder,

Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with Preheat, OMNI or any Affiliate.

(e) Waiver of Claims. In the event this Agreement is terminated by Preheat without Cause, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands that Employee may have arising out of such termination or non-renewal, as liquidated damages and not as a penalty, the payments, benefits and vesting of rights set forth in this Agreement. Employee hereby waives any and all rights Employee may have to bring any cause of action or proceeding contesting any such termination or non-renewal; provided, however, that such waiver shall not be deemed to affect Employee’s rights to enforce any other obligations of Preheat or OMNI unrelated to employment. Under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following Employee’s date of termination if Employee’s termination is for Cause.

(f) Death. If Employee dies during his employment by Preheat under this Agreement, (i) the Employee’s employment will terminate on the date of his death, (ii) Preheat will pay to Employee’s estate the remainder of Employee’s Annual Base Salary at the rate then in effect through the end of the month following the month in which such death occurred, and (iii) Employee’s estate shall be entitled to all rights and benefits that Employee may have under the terms of Preheat’s and OMNI’s Employee Benefit Plans, and Stock Incentive Plan.

(g) Disability. If Employee becomes disabled during his employment by Preheat as the result of a Disability, (i) the Employee’s employment will terminate on the date of his Disability, (ii) Preheat will pay to Employee the remainder of Employee’s Annual Base Salary at the rate then in affect through the end of the month following the month in which such Disability occurred, and (iii) Employee shall be entitled to all rights and benefits that Employee may have under the terms of Preheat’s and OMNI’s Employee Benefit Plans and Stock Incentive Plans.

7. Covenant Not to Compete; Non-solicitation.

(a) During Employee’s employment with Preheat or any of its Affiliates and thereafter (unless terminated Without Cause) during the Restricted Period (as defined in Exhibit A attached hereto), Employee will not (i) engage in or carry on, directly or indirectly, either in Employee’s individual capacity or as a member of a partnership or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in the Parishes and Counties listed on Exhibit “B” or the offshore waters within one-hundred (100) miles of the coast of Texas, Louisiana, or Mississippi, that directly or indirectly competes with the oil field equipment sales and rental business, the commercial/industrial equipment sales and rental business, the stress relieving services, the rig maintenance services, the oil field seismic support service, or the industrial, commercial and oilfield environmental services sold, provided, conducted or developed, by Preheat, OMNI or any of its Affiliates on the date of termination of Employee’s employment, and (ii) whether for the Employee’s own account or the account of any other Person solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is an employee of Preheat or OMNI or any of its Affiliates or in any

manner induce or attempt to induce any employee of Preheat or OMNI and any such Affiliate to terminate his employment with Preheat or OMNI or such Affiliate.

(b) Notwithstanding the foregoing, Employee shall not be deemed to be in violation of Section 7(a)(i) based solely on the ownership of less than five (5%) percent of any class of securities registered under the Securities Exchange Act of 1934, as amended.

(c) Employee acknowledges that the limitations set forth in this Section 7 are reasonable and necessary for the protection of Preheat and OMNI and its Affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Employee’s activities specified herein, are reasonable and necessary for the protection of Preheat and OMNI and its Affiliates. Employee further acknowledges that the parties anticipate that Employee will be actively seeking markets for the products and services of Preheat and OMNI and its Affiliates throughout the United States during Employee’s employment with Preheat.

(d) In the event any portion of Section 7 of this Agreement is deemed to be unenforceable, void, or of no force and effect, all other portions of Section 7 shall remain in full force and effect, and the parties to this Agreement agree that the unenforceable or void portions shall be modified by operation of law only so much as necessary to render the provision valid and enforceable.

(e) Employee agrees that the remedy at law for any breach by Employee of this Section 7 will be inadequate and that Preheat and OMNI shall also be entitled to injunctive relief.

8. Confidential Information; Business Opportunity. During and after the term of Employee’s employment hereunder, Employee shall not use or disclose, without the prior written consent of Preheat, Confidential Information (as defined in Exhibit A attached hereto) relating to Preheat or OMNI or any of its Affiliates. Upon termination of Employee’s employment, Employee will return to Preheat all written materials in Employee’s possession embodying such Confidential Information. Employee will promptly disclose to Preheat all Confidential Information, as well as any business opportunity related to Preheat or OMNI which comes to Employee’s attention during the term of Employee’s employment with Preheat. Employee will not take advantage of or divert any such business opportunity for the benefit of Employee or any other Person (as defined in Exhibit A attached hereto) without the prior written consent of Preheat. Employee agrees that the remedy at law for any breach by Employee of this Section 8 will be inadequate and that Preheat and OMNI shall also be entitled to injunctive relief.

9. Intellectual Property.

(a) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of Preheat, OMNI or any of its Affiliates, Employee hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable, and any product, drawing, design, recording, writing, literary work or other author’s work, in any other tangible form developed in whole or in part by Employee during or prior to the term of this Agreement (“Intellectual Property”), or otherwise developed, purchased or acquired by Preheat or OMNI or any of its Affiliates, shall be the exclusive property of Preheat, OMNI or such Affiliate, as the case may be.

(b) Employee will hold all Intellectual Property in trust for Preheat and will deliver all Intellectual Property in Employee’s possession or control to Preheat upon request and, in any event, at the end of Employee’s employment with Preheat.

(c) Employee shall assign to Preheat all property rights that Employee may now or hereafter have in the Intellectual Property. Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by Preheat to evidence, transfer, vest or confirm Preheat’s right, title and interest in the Intellectual Property.

(d) Employee will not contest the validity of any invention, any copyright, any patent, or any trademark registration owned by or vesting in Preheat, OMNI or any of its Affiliates under this Agreement.

10. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be submitted to and settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This provision shall not preclude either party from seeking temporary injunctive relief from a court of competent jurisdiction to enforce the provisions of Sections 7, 8, or 9 of this Agreement.

11. Definitions. As used in this Agreement, the terms defined in Exhibit A have the meanings assigned to such terms in such exhibit.

12. Notices. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

(a)	If to Employee:

Robert H. Rhyne, Jr.

PO Box 3761

Lafayette, LA 70502

(b)	If to Preheat:

Preheat, Inc.

4500 N.E. Evangeline Thruway

Carencro, LA 70520

Attention: Mr. James C. Eckert

Any party may change such party’s address by furnishing notice to the other party in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

13. Assignment. This Agreement is personal to Employee, and Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties hereunder without the prior written consent of Preheat. Preheat shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which Preheat or OMNI is then active shall not be deemed to expand the scope of Employee’s covenant not to compete with such operations, products or services without Employee’s written consent. Preheat shall require any Person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of Preheat to expressly assume and agree to perform, by a written agreement, all of the obligations of Preheat under this Agreement.

14. Survival. The provisions of this Agreement shall survive the termination of Employee’s employment hereunder in accordance with their terms.

15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana without regard to the choice-of-law principles thereof.

16. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

17. Entire Agreement. This Agreement constitutes the entire agreement between Preheat and Employee with respect to the terms of employment of Employee by Preheat and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

18. Amendments and Waivers. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.

19. Cumulative Rights And Remedies. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise. Employee’s obligations to Preheat and Preheat’s rights and remedies hereunder are in addition to all other obligations of Employee and rights and remedies of Preheat created pursuant to any other agreement and to applicable law.

20. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

21. Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

22. Attorneys’ Fees and Costs. If any action at law or in equity, including any dispute in arbitration, is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

23. Management/Employment Agreements. By execution hereof, Employee represents and warrants that he has no current employment agreements, management agreements or consulting agreements with any third party except as disclosed in Exhibit C.

IN WITNESS WHEREOF, Preheat and Employee have executed this Agreement on the date first above written.

COMPANY:

Preheat, Inc.

By:	/s/ G. Darcy Klug
Name:	G. Darcy Klug
Title:	Executive Vice President

EMPLOYEE:

/s/ Robert H. Rhyne, Jr.
Robert H. Rhyne, Jr.

EXHIBIT A

ROBERT H. RHYNE, JR EMPLOYMENT AGREEMENT

DEFINITIONS

“Annual Base Salary” means the salary of Employee in effect at the relevant time determined in accordance with Section 4(a) hereof.

“Affiliate” means, with respect to any Person, each other Person who controls, is controlled by, or is under common control with the Person specified.

“Cause” when used in connection with the termination of employment with Preheat, means the Employee: (i) is convicted of, indicted for (or its procedural equivalent), or enters a guilty plea or plea of no contest with respect to, any felony, the equivalent thereof, or any crime or offense causing harm to Preheat, OMNI or any of its Affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (ii) fails to adhere to any written policy of Preheat, OMNI or any of their affiliates, receives written notice of such failure and thereafter fails to cure or correct such failure to the satisfaction of the Board of Directors of OMNI within thirty (30) days of the receipt of said notice; (iii) in the good faith opinion of the Employer, fails to perform the duties assigned to him hereunder, receives written notice of such failure and thereafter fails to cure or correct such failure to the satisfaction of the Board of Directors of OMNI within thirty (30) days of the receipt of said notice; (iv) engages in any behavior or conduct which, in the judgment of the Board of Directors of OMNI, is detrimental to or harms the business or reputation of Preheat, OMNI or any of its Affiliates; or (v) accepts employment with or is engaged by another company or entity.

“Confidential Information” includes information conveyed or assigned to Preheat, OMNI or any of its Affiliates by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during Employee’s employment relationship with Preheat, whether solely by Employee or jointly with others, which concerns the affairs of Preheat, OMNI or its Affiliates and which Preheat or OMNI could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to Preheat, OMNI or its Affiliates and without limiting the generality of the foregoing, includes information relating to inventions, and the trade secrets, technologies, algorithms, methods, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of Preheat, OMNI or any of its Affiliates and information made available to Preheat, OMNI or any of its Affiliates by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to Preheat, OMNI or any of its Affiliates or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which Preheat has expressly given Employee the right to disclose pursuant to written agreement.

“Disability” means that Employee (i) has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illnesses) of properly performing the services required of him in accordance with this employment obligations, (ii) such capacity shall exist or be reasonable expected to exist for more than 180 days in the aggregate during any period of 12 consecutive months, and (iii) either Employee and his physician or the OMNI Compensation Committee shall have given the other 60 days written notice of his or its intention to terminate Employee’s active employment because of such Disability. Notwithstanding the foregoing definition, Employee shall be deemed to have become disabled for purposes of this Agreement, if the insurer providing Preheat’s Disability policy (if any) shall find, during the term of such policy and pursuant to the provisions of such policy, that Employee is so mentally or physically disabled as to be unable to reasonably engage in his job responsibility and that such Disability is permanent and will be continuous during the remainder of Employee’s life, and either the Employee and his physician of the OMNI Compensation Committee shall have given the other 60 days written notice of his or its intention to terminate Employee’s active employment because of such Disability.

“Person” means any natural or juridical person.

“Restricted Period” means the period beginning on the effective date of the termination of Employee’s employment with Preheat, OMNI and its Affiliates for any reason (including non-renewal) and ending two (2) years after the termination of Employee’s employment.

“Without Cause” when used in connection with the termination of employment with Preheat, means the termination of Employee’s employment by Preheat for any reason that is not the result of death, Disability, non-renewal of employment or termination for Cause.

EXHIBIT “B”

ROBERT H. RHYNE, JR. EMPLOYMENT AGREEMENT

SECTION 7 NON-COMPETE

PARISHES AND COUNTIES

Louisiana:	Texas:	Mississippi:
Beauregard	San Augustine	Hancock
Calcasieu	Sabine	Harrison
Cameron	Tyler	Jackson
Allen	Jasper
Jefferson Davis	Newton
Evangeline	Harris
Acadia	Liberty
Vermilion	Hardin
St. Landry	Orange
Lafayette	Jefferson
St. Martin	Chambers
Iberia	Galveston
West Baton Rouge	Fort Bend
Iberville	Wharton
East Baton Rouge	Lavaca
St. Mary	Dewitt
Livingston	Victoria
Ascension	Jackson
Assumption	Matagorda
St. James	Brazoria
Terrebonne	Calhoun
Tangipahoa	Refugio
St. John the Baptist	Goliad
St. Charles	Bee
Lafourche	Aransas
St. Tammany	San Patricio
Orleans	Nueces
Jefferson	Kleberg
St. Bernard	Kenedy
Plaquemines